Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

National Bank Holdings Corporation:

We consent to the use of our reports dated February 24, 2017, with respect to the consolidated statements of financial condition of National Bank Holdings Corporation as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of National Bank Holdings Corporation, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to the Company’s adoption of FASB Accounting Standards Update (ASU) No. 2016-09, Improvements to Employee Share-Based Payment Accounting, in 2016.

Kansas City, Missouri
January 30, 2018